           Exhibit 10.2

AMENDMENT NO. 1
TO THE
HALLIBURTON COMPANY BENEFIT RESTORATION PLAN
AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2008

WHEREAS, Halliburton Company (the “Company”) adopted and maintains the Halliburton Company Benefit Restoration Plan, as most recently amended and restated effective January 1, 2008 (the “Plan”);

            WHEREAS, the Company desires to amend the Plan to prospectively change the rate of interest credited on amounts allocated to the accounts of participants who have not incurred a termination of service; and

            WHEREAS, Article X of the Plan provides that, subject to certain inapplicable limitations, the Plan may be amended by the Company’s Compensation Committee;

            NOW THEREFORE, the Plan is hereby amended as follows:

1. The second sentence of Paragraph (C) of Article IV of the Plan is hereby amended to read as follows effective January 1, 2010:

Accounts of Participants shall also be credited with interest as of the last day of each Allocation Year, at the rate set forth in Paragraph (D) below.

2. Paragraph (D) of Article IV of the Plan is hereby amended to read as follows:

(D)	Interest shall be credited as follows effective January 1, 2010:

(1)
With respect to amounts allocated to Participants’ Accounts and payable as a result of a Participant’s Termination of Service prior to January 1, 2010, interest shall be credited at the rate of 10% per annum; and

(2)
With respect to amounts allocated to Participants’ Accounts and not described in Paragraph (D)(1) above, interest shall accrue monthly at 120% of the long-term applicable federal rate under Section 1274(d) of the Code for such month; provided, however, that the interest credited with respect to such amounts shall not exceed the equivalent of 10% per annum and shall not be less than the equivalent of 6% per annum.

3. The second sentence of Paragraph (C) of Article VII of the Plan is hereby amended to read as follows effective January 1, 2010:

In the case of interest credited under Article IV, Paragraph (D)(1), the interest is accrued on an annual basis, and the specified employee will be entitled to the prorated portion of such annual interest, as calculated up until the actual date of payout pursuant to this Paragraph.

4. Paragraph (B) of Article IV of Appendix A of the Plan is hereby amended to read as follows:

(B)	Interest shall be credited as follows effective January 1, 2010:

(1)
With respect to amounts allocated to Participants’ Grandfathered Plan Accounts and payable as a result of a Participant’s Termination of Service prior to January 1, 2010, interest shall be credited at the rate of 10% per annum; and

(2)
With respect to amounts allocated to Participants’ Grandfathered Plan Accounts and not described in Paragraph (B)(1) above, interest shall accrue monthly at 120% of the long-term applicable federal rate under Section 1274(d) of the Code for such month; provided, however, that the interest credited with respect to such amounts shall not exceed the equivalent of 10% per annum and shall not be less than the equivalent of 6% per annum; and further provided that in no event shall the interest credited under this Paragraph (B)(2) exceed the amount of interest that would have been credited under the terms of the Grandfathered Plan as in effect on December 31, 2004.

IN WITNESS WHEREOF, Halliburton Company has caused these presents to be duly executed this 15th day of September, 2009.

HALLIBURTON COMPANY

By:      /s/ James R. Boyd
                    (On Behalf of the Compensation Committee)